FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this "Supplemental Indenture"), dated as of March 23, 2023 (the "Amendment Date"), but made effective as of December 31, 2022, is between Alpine Summit Funding LLC, a Delaware limited liability company (the "Issuer"), and UMB Bank N.A., a national banking association, as indenture trustee and not in its individual capacity (the "Indenture Trustee").

W I T N E S S E T H

WHEREAS, the Issuer and the Indenture Trustee entered into an Amended and Restated Indenture, dated as of September 12, 2022 (the "Indenture"), with respect to the Issuer's Series 2022-1 Floating Rate Oil & Gas Asset-Backed Notes issued on April 29, 2022 (the "2022-1 Notes") and the Issuer's Series 2022-2 Floating Rate Oil & Gas Asset-Backed Notes issued on September 12, 2022 (the "2022-2 Notes" and together with the 2022-1 Notes, collectively, the "Notes");

WHEREAS, the Issuer and the Noteholders (i) elected to terminate all hedge transactions in place under the Hedge Agreements in effect on or about March 15, 2023 and pay all amounts owed to Macquarie Bank Limited, as the sole Hedge Counterparty under all existing Hedge Agreements, in connection with such termination, and (ii) seek to use the net amount of any proceeds remaining after such termination and payment (the "Hedge Agreements Proceeds") to pay to the Noteholders unpaid interest and principal on the Notes, and to amend the Indenture as set forth herein;

WHEREAS, in connection herewith, the Issuer has delivered to the Indenture Trustee an Officer's Certificate of the Issuer and an Opinion of Counsel as contemplated by Section 9.02(b) of the Indenture;

WHEREAS, in connection herewith, the Alpine Parties, the Operators, and the Noteholders have entered into that certain Side Letter Agreement dated as of the Amendment Date (the "Additional Agreement"), pursuant to which, and in consideration of the agreements and conditions specified therein, the Issuer and the Noteholders have agreed to execute this Supplemental Indenture;

WHEREAS, Holders of 100% of the Notes have provided consent to the amendments to the Indenture set forth in this Supplemental Indenture;

WHEREAS, Macquarie Bank Limited, as the former sole Hedge Counterparty has acknowledged and agreed that it is no longer a Hedge Counterparty under the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Indenture Trustee is authorized and instructed to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Payment of Unpaid Principal and Interest. On March 27, 2023, the Issuer shall withdraw from the Collection Account an amount equal to the Hedge Agreements Proceeds to pay the Noteholders (i) any amount of accrued and unpaid interest owing with respect to the Notes and (ii) to reduce the Outstanding Principal Balance of the 2022-1 Notes, pro rata among the Noteholders of the 2022-1 Notes, based on the Outstanding Principal Balance of such Notes, the amount of the Hedge Agreements Proceeds less the amount paid to the Noteholders pursuant to clause (i) hereof.

3. Certain Amendments to the Indenture.

(a) Part I of Appendix A of the Indenture is amended and supplemented by inserting or restating, as the case may be, in their appropriate alphabetical position, the following definitions:

(i) "Covenant Suspension Period" means the period commencing on, and including, December 31, 2022 and ending on the earlier of July 1, 2023 and the occurrence of a Covenant Suspension Period Termination Event.

(ii) "Covenant Suspension Period Termination Event" means any of the following, each of which may be waived in writing by the Noteholders in their sole discretion: (a)  any representation or warranty of any Alpine Party set forth in the Additional Agreement proves to have been incorrect in any material respect as of the time when the same shall have been made, and the circumstance or condition in respect of which such representation or warranty was incorrect in such material respect shall not have been eliminated or otherwise cured or remedied within ten (10) days after the earlier to occur of (1) an Alpine Party obtaining Knowledge of such breach or (2) receipt by the Issuer from the Indenture Trustee or receipt by the Issuer and a Responsible Officer of the Indenture Trustee from a Noteholder or a Hedge Counterparty of a written notice specifying such breach and requiring it to be remedied, or (b) any failure of any Alpine Party to comply with any covenant or agreement set forth in the Additional Agreement, and such failure to comply shall continue or not be cured or remedied within ten (10) days after the earlier to occur of (1) an Alpine Party obtaining Knowledge of such failure to comply or (2) receipt by the Issuer from the Indenture Trustee or receipt by the Issuer and a Responsible Officer of the Indenture Trustee from a Noteholder or a Hedge Counterparty of a written notice specifying such failure to comply and requiring it to be remedied.

(iii) "Excess Allocation Percentage" means, during any period other than the Covenant Suspension Period, the greatest of the following percentages, as applicable:

(a) if neither clause (b) nor clause (c) of this definition is then applicable, (i) if the DSCR as of the applicable Payment Date is less than 1.20 to 1.00, then 100%, or (ii) if the DSCR as of such Payment Date is greater than or equal to 1.20 to 1.00 and less than 1.25 to 1.00, then 50%, or (iii) if the DSCR as of such Payment Date is greater than or equal to 1.25 to 1.00, then 0%;

(b) if the Production Tracking Rate is less than 80%, then 100%, otherwise as set forth in clause (a) or (c) of this definition, as applicable; and

(c) if a Rapid Amortization Event has occurred and is continuing, then 100%, otherwise as set forth in clause (a) or (b) of this definition, as applicable;

provided, that commencing with the Payment Determination Date occurring in March 20203 through and until the conclusion of the Covenant Suspension Period, "Excess Allocation Percentage" means 100%.

(iv) "Additional Agreement" means that certain Side Letter Agreement, dated as of the Amendment Date, among the Alpine Parties, the Operators, and the Noteholders.

(v) "Hedge Agreements" means each ISDA Master Agreement, the Schedule to the ISDA Master Agreement, and any confirmation, between the Issuer and a Hedge Counterparty and any other document executed by the applicable Hedge Counterparty in connection therewith, as the same may be amended, restated, or otherwise modified from time to time; provided, however, "Hedge Agreements" shall not include any ISDA Master Agreement or related or similar document that remains in place and effect during such periods of time as there are no Transactions executed pursuant thereto currently in effect.

(vi) "Hedge Counterparties" means any Person(s) selected by the Manager and consented to by the Majority Noteholders; provided, however, during any such time as (a) there are no Transactions currently in effect between the Issuer and any such Person under any applicable ISDA Master Agreement(s) or similar document(s) between the Issuer and such Person that remain(s) in place and effect at such time, then such Person shall be deemed to be not a Hedge Counterparty hereunder, and (b) there are no Transactions currently in effect between the Issuer and any Persons, then there shall be deemed to be no Hedge Counterparties hereunder (notwithstanding whether there remains in place and effect at such time any ISDA Master Agreement(s) or similar document(s) between the Issuer and any Person(s), provided that no Transactions have been executed pursuant thereto and are currently in effect).

(vii) "Initial Maturity Date" means, (i) with respect to the 2022-1 Notes, July 1, 2023, (ii) with respect to the 2022-2 Notes, the date that is 364 days after the Second Closing Date, and (iii) with respect to any Additional Notes, the date specified as the Initial Maturity Date in the Officer's Certificate with respect to such Additional Notes, delivered pursuant to Section 2.16 of the Indenture.

(viii) "Transaction" has the meaning specified in the ISDA Master Agreement.

(ix) "Warm Trigger Event" will occur on a Quarterly Determination Date that occurs during any period other than the Covenant Suspension Period if, as of such Quarterly Determination Date and the immediately preceding Quarterly Determination Date, any of the following conditions are met: (a) the DSCR is less than 1.20 to 1.00, (b) the Production Tracking Rate is less than 80% or (c) the LTV is greater than 85%; provided that, a Warm Trigger Event shall be deemed to occur as of the conclusion of the Covenant Suspension Period if the conditions for a Warm Trigger Event are satisfied based on the relevant metrics as of the Quarterly Determination Date occurring in June 2023.

(b) Section 2.11(a) (Release of Collateral) of the Indenture is hereby amended and restated in its entirety as follows:

"(a) Subject to Section 12.01 and any other restrictions in the terms of the Basic Documents, the Indenture Trustee shall release property from the lien of this Indenture only if (i) such release is (A) pursuant to a conveyance under Section 5.11(d) of the applicable Asset Purchase Agreement or Section 2(d)(iii) of the Management Services Agreement or (B) permitted in accordance with the terms of this Indenture (including pursuant to clause (e) of Section 4.20), (ii) the Issuer has delivered to the Indenture Trustee and Hedge Counterparties an Issuer Request accompanied by an Officer's Certificate of the Issuer and an Opinion of Counsel stating that such release is permitted by the terms of this Indenture and that the conditions precedent to such release have been satisfied (including the terms and conditions of this Section 2.11(a)), (iii) if such release is pursuant to Section 2.11(a)(i)(A) hereof, (A) the Indenture Trustee or Hedge Counterparty shall have received information reasonably requested by such Persons demonstrating that the Seller or the Manager, as applicable, is permitted to purchase the applicable Repurchased Interests pursuant to the terms of Section 5.11(d) of the applicable Asset Purchase Agreement or Section 2(d)(iii) of the Management Services Agreement, as applicable, and (B) concurrently with such release, the Issuer shall have had deposited an amount equal to the Buy-Out Price (as defined in the applicable Asset Purchase Agreement) into the Collection Account, and (iv) if such release is pursuant to clause (e) of Section 4.20, concurrently with such release, the Issuer shall have had deposited an amount equal to the Issuer Percentage of the Purchase Price (as those terms are defined in the Additional Agreement) into the Collection Account; provided, that, notwithstanding the foregoing, in the event the Issuer requests a release of all or substantially all of the Collateral, a written consent to such release from each Hedge Counterparty is required unless such release is being delivered in connection with the payment in full of all of the Secured Obligations."

(c) Section 4.20 (Sale of Assets, Etc.) of the Indenture is hereby amended and restated in its entirety as follows:

"4.20 Sale of Assets, Etc. The Issuer shall not sell, transfer, convey, assign, exchange or dispose of any of its properties or assets in any single transaction or series of related transactions of any individual asset, or group of related assets, except (a) pursuant to a conveyance under Section 5.11(d) of the applicable Asset Purchase Agreement or Section 2(d)(iii) of the Management Services Agreement so long as (i) the Indenture Trustee or Hedge Counterparty has received information reasonably requested by such Persons demonstrating that the Seller or the Manager, as applicable, is permitted to purchase the applicable Repurchased Interests pursuant to the terms of Section 5.11(d) of the applicable Asset Purchase Agreement or Section 2(d)(iii) of the Management Services Agreement, as applicable, and (ii) concurrently with the release of the lien of this Indenture in accordance with Section 2.11(a), the Issuer shall have had deposited an amount equal to the Buy-Out Price (as defined in the applicable Asset Purchase Agreement) into the Collection Account, (b) as required by applicable Law, (c) for the abandonment of any assets no longer used or useful in the business of the Issuer, (d) for sales or disposal of Hydrocarbons in the ordinary course of business, and/or (e) pursuant to an "Approved Sale" as defined in the Additional Agreement."

(d) Section 4.28 (Hedge Agreements) of the Indenture is hereby amended by inserting the following Section 4.28(e) immediately following Section 4.28(d):

"(e) Compliance with the provisions of this Section 4.28 shall not be required so long as the Covenant Suspension Period is in effect."

(e) Clause (xiii) of Section 5.01(a) of the Indenture is hereby amended and restated in its entirety as follows:

"(xiii) the DSCR on any Quarterly Determination Date that occurs during any period other than the Covenant Suspension Period is less than 1.10 to 1.00; or"

(f) Section 5.01(a) of the Indenture is hereby amended by inserting the following clause (xv):

"(xv) the occurrence of a Covenant Suspension Period Termination Event.

(g) Clause (E)(1) of Section 8.06(i) of the Indenture (prior to giving effect to Section 3(h) of this Supplemental Indenture) is hereby amended by inserting the following at the conclusion of Clause (E)(1):

"provided, that no amounts shall be payable pursuant to this clause (E)(1) with respect to any Payment Date occurring during the period commencing with and including the Payment Date occurring on March 27, 2023 through the conclusion of the Covenant Suspension Period,"

(h) Clauses (E), (F), (G), and (H) of Section 8.06(i) of the Indenture are hereby re-alphabetized to be clauses (F), (G), (H), and (E) of Section 8.06(i), respectively, and then reordered alphabetically (as so re-alphabetized).

(i) Clause (E) of Section 8.06(i) of the Indenture (after giving effect to Section 3(h) of this Supplemental Indenture) is hereby amended and restated in its entirety as follows:

"(E) (1) to the Indenture Trustee and the Back-Up Manager, any amounts owed but not paid in accordance with clause (A) above; and (2) to the respective payees thereunder, any amounts owed pursuant to any of Section 2.1 or Section 2.4 of the Additional Agreement or Article 11 of any Note Purchase Agreement;"

(j) Clause (H) of Section 8.06(i) of the Indenture (after giving effect to Section 3(h) of this Supplemental Indenture) is hereby amended and restated in its entirety as follows:

"(H) pro rata and pari passu (1) (a) if the then applicable Excess Allocation Percentage is 100%, then to the Noteholders, (i) until the Outstanding Principal Balance of the 2022-1 Notes is reduced to zero, pro rata among the Noteholders of the 2022-1 Notes, based on the Outstanding Principal Balance of such Notes, then (ii) until the Outstanding Principal Balance of the 2022-2 Notes is reduced to zero, pro rata among the Noteholders of the 2022-2 Notes, based on the Outstanding Principal Balance of such Notes, the lesser of (A) the Excess Amortization Amount (subject to the second proviso of the definition of such term) with respect to such Payment Date and (B) the Outstanding Principal Balance of all outstanding Tranches, or (b) if the then applicable Excess Allocation Percentage is not 100% and if such Payment Date is on or after the Initial Maturity Date of an outstanding Tranche, then to the Noteholders, pro rata, among each such outstanding Tranche, based on the Outstanding Principal Balance of each such outstanding Tranche, and pro rata among the Noteholders in each such outstanding Tranche, the Outstanding Principal Balance of each such outstanding Tranche, and (2) to the Hedge Counterparties, pro rata, any termination amounts due and payable by the Issuer under the related Hedge Agreements but not paid in accordance with clause (F) above;”

4. Commencement of Warm Back-Up Management Duties; Appointment of an Observer. Issuer shall promptly instruct the Indenture Trustee to instruct the Back-Up Manager to commence Warm Back-Up Management Duties as specified in Section 2.4 of the Back-up Management Agreement.  Solely for purposes of initiating duties of the Back-Up Manager (including appointment of an Observer (as defined in the Back-Up Management Agreement)), and not for any other purposes of or under the Basic Documents, a Warm Trigger Event shall be deemed to have occurred as of the Amendment Date and be continuing during the Covenant Suspension Period, provided that, following the expiration or early termination of the Covenant Suspension Period, the foregoing in this sentence shall have no further force and effect. For all other purposes of the Basic Documents, a Warm Trigger Event shall only have occurred or be deemed to have occurred, and shall only be continuing or deemed to be continuing, as and to the extent otherwise provided in the Indenture (and without reference to this Section 4 of the Supplemental Indenture).

5. Covenant Suspension Period; Quarterly Determination Date.  Notwithstanding anything in the Indenture or in any other Basic Document to the contrary, the parties hereby agree that, during the Covenant Suspension Period, the DSCR, the Production Tracking Rate and the LTV shall not be calculated or tested (and any related reporting requirements with respect to the DSCR, the Production Tracking Rate and the LTV are hereby waived for such period); provided, however, and notwithstanding the definition of "Quarterly Determination Date", the Quarterly Determination Date for June 2023 shall be, and is hereby amended to be, July 3, 2023 (the "July 2023 QDD"); provided further, however, (a) calculations of DSCR and Production Tracking on the July 2023 QDD will be calculated as though such Quarterly Determination Date had actually occurred during the month of June 2023, (b) this Section 5 shall not alter the dates on which any other Quarterly Determination Dates fall pursuant to the definition thereof, and (c) this Section 5 shall not alter the dates on which any Payment Determination Date will occur (including the Payment Determination Date for June 2023, which for clarity will remain June 22, 2023).

6. Indenture Remains in Full Force and Effect. This Supplemental Indenture amends or supplements the Indenture and shall be a part of and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Notes issued thereunder shall continue in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Supplemental Indenture shall bind its successors, co-trustees and agents.

9. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED THAT ANY MATTERS THAT RELATE TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH PROPERTY IS LOCATED.

11. Counterparts. This Supplemental Indenture may be executed in any number of counterparts (including electronic PDF), each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Each of the parties hereto agrees that the transactions consisting of this Supplemental Indenture may be conducted by electronic means. Each party agrees, and acknowledges that it is such party's intent, that if such party signs this Supplemental Indenture using an electronic signature, it is signing, adopting, and accepting this Supplemental Indenture and that signing this Supplemental Indenture using an electronic signature is the legal equivalent of having placed its handwritten signature on this Supplemental Indenture on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Supplemental Indenture in a usable format.

12. The Indenture Trustee. The Indenture Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ALPINE SUMMIT FUNDING LLC

By:	/s/ Craig Perry
Name: Craig Perry Title: President and Chief Executive Officer

UMB BANK, N.A., not in its individual capacity but solely as Indenture Trustee

By:	/s/ Rosemary Cabrera
Name: Rosemary Cabrera Title: Assistant Vice President